Exhibit 99.1

Alta Equipment Group Inc. Announces Closing of Secondary Offering of Common Stock

LIVONIA, Mich. – July 25, 2023 – Alta Equipment Group Inc. (NYSE: ALTG) (“Alta” or the “Company”), a leading provider of premium material handling, construction and environmental processing equipment and related services, today announced the closing of its previously announced secondary offering of 2,200,000 shares of common stock at $16.25 per share. The gross proceeds to the selling stockholder were approximately $35.8 million, before deducting the underwriting discounts and commissions and estimated offering expenses payable by the Company.

D.A. Davidson & Co. and B. Riley Securities acted as joint bookrunning managers and representatives of the underwriters for the offering. Northland Capital Markets served as a co-manager for the offering.

The offering of these securities was made pursuant to a prospectus supplement, dated July 20, 2023, to the accompanying prospectus included in the Company’s resale shelf registration statement, which was filed with the U.S. Securities and Exchange Commission (the “SEC”) on March 25, 2020 and initially declared effective on April 3, 2020, as amended by Post-Effective Amendment No. 1, filed with the SEC on July 1, 2021 and declared effective on July 12, 2021. Copies of the final prospectus supplement and accompanying prospectus related to the offering may be obtained, when available, by visiting the SEC’s website at www.sec.gov. Alternatively, copies of the prospectus and prospectus supplement relating to the offering may be obtained by contacting: D.A. Davidson & Co., Attention: Equity Syndicate, 8 Third Street North, Great Falls, MT 59401, (800) 332-5915, prospectusrequest@dadco.com or B. Riley Securities, Inc., Attention: Prospectus Department, 1300 17th Street North, Suite 1300, Arlington, Virginia 22209, Phone: (703) 312-9580, Email: prospectuses@brileyfin.com.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About Alta Equipment Group Inc.

Alta owns and operates one of the largest integrated equipment dealership platforms in the U.S. and has a presence in Canada. Through its branch network, the Company sells, rents, and provides parts and service support for several categories of specialized equipment, including lift trucks and aerial work platforms, heavy and compact earthmoving equipment, environmental processing equipment, cranes, paving and asphalt equipment and other material handling and construction equipment. Alta has operated as an equipment dealership for 39 years and has developed a branch network that includes over 75 total locations in Michigan, Illinois, Indiana, Ohio, Massachusetts, Maine, Connecticut, New Hampshire, Vermont, Rhode Island, New York, Virginia, Nevada and Florida and the Canadian provinces of Ontario and Quebec. Alta offers its customers a one-stop-shop for their equipment needs through its broad, industry-leading product portfolio. More information can be found at www.altaequipment.com.

Investors:

Kevin Inda

SCR Partners, LLC

kevin@scr-ir.com
(225) 772-0254

Media:

Glenn Moore

Alta Equipment Group, LLC

glenn.moore@altg.com

(248) 305-2134

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